Exhibit 10.3

To:	Arnold B. Zetcher Stuart M. Stolper Richard T. O’Connell	Date: June 19, 2007

From:	Gary Osborne, Managing Director Compensation and Benefits The Talbots, Inc.

Subject:	The Talbots, Inc. Retiree Medical/Dental Benefit Coverage for Arnold Zetcher, Richard O’Connell and Stuart Stolper
     In response to your request concerning Medical and Dental coverage at the time of retirement and continuing thereafter, we hereby provide you with this outline of the benefits that will apply for each of you upon your retirement.
Coverage and Costs
     Each of these executives is currently eligible for “retirement” from the Company (age 55 and 10 or more years of service). Following separation from employment by each of the above Talbots executives and continuing for their life and for their spouse’s life, each of Mr. Zetcher, Mr. O’Connell and Mr. Stolper (and their spouses) are entitled to receive their current medical and dental benefit coverage from the Company as detailed in Attachment A. (Attachment A, together with this memorandum, constitutes the Summary Plan Description for this medical and dental plan.) We call this the Retiree Executive Medical Plan.
     As with the current medical and dental coverage for each of these executives under the existing Talbots Executive Medical Plan (which we call the Executive Medical Plan), there are no deductible amounts or contribution or co-pay obligations with respect to this coverage under the Retiree Executive Medical Plan.

Background
     The benefit coverage under the Retiree Executive Medical Plan is intended to be the same coverage as the existing medical and dental coverage under the Executive Medical Plan which is in effect and required to be provided by the Company for each of these executives during their employment with Talbots. The Talbots Executive Medical Plan only covers these three executives and is different than the medical and dental coverage for all other Talbots executives because of their status as General Mills officers who agreed to continue following the Jusco acquisition of Talbots.
     The medical and dental coverage under the existing Executive Medical Plan for each of these executives is intended to be generally consistent with the coverage which was in effect for each of them when they were part of the General Mills Specialty Retail Group executive team at the time Talbots was acquired by Jusco from General Mills Inc. in 1988. At the time of the 1988 acquisition of Talbots from General Mills, the then senior executive team of the General Mills Specialty Retail Group, in exchange for their continuing under Jusco following the acquisition, were promised that Talbots would guarantee continuing coverage to this group of executives on the same terms and conditions as the executives had under the executive medical and dental coverage at General Mills. The General Mills plan included retiree coverage with no contribution, co-pay or deductible.
     The only current continuing Talbots executives who were part of the General Mills Specialty Retail Group at the time of the 1988 Jusco acquisition of Talbots are Mr. Zetcher, Mr. O’Connell and Mr. Stolper. Consequently, this coverage will be provided to each of these executives and their spouses during their Talbots employment and during retirement. The principal difference from their current coverage under the Executive Medical Plan is that upon becoming entitled to Medicare coverage as a Talbots retiree, Medicare will become the primary payor.
     Notwithstanding anything in this Summary Plan Description or in any plan document to the contrary, upon and following your “Retirement” from the Company (as defined below):
•	For your life, you will continue to be in the Class of Eligible Employees designated in the Retiree Executive Medical Plan and you will be entitled to the benefit coverage described therein

•	For your spouse (including your spouse at the time of your death), she will be entitled to coverage under the Retiree Executive Medical Plan for her life

•	For any other of your Dependents, coverage under the Retiree Executive Medical Plan will continue so long as they continue to be your Dependent (as defined)
     “Retirement” means leaving active employment with the Employer at any time and for any reason following age 55 and ten (10) years of service.
     Coverage for the executives and their spouses, on the terms discussed above, is considered to be fully vested, based upon consideration already rendered, and accordingly the benefits provided under the Retiree Executive Medical Plan (and the fact that there is no cost to the executives or their spouses) may not be modified or terminated. Furthermore, the fundamental nature of the plan is that its benefits (including the value of the coverage thereunder) are intended not to be taxable to the executive or his spouse.
     In the event any of these executives becomes covered by another employer’s medical, health or dental benefit coverage, then on a “coverage-by-coverage” basis, the other employer’s coverage would be primary to the Company’s coverage while that other employer’s coverage was in effect.
     The Company will be responsible for maintaining all eligibility or other plan documentation for these executives. In the event the Company cancels or modifies its current policies for this coverage with CIGNA, the benefit coverage under the Retiree Executive Medical Plan will be continued under other one or more other insurance policies. As noted above, the Summary Plan Description (of which the memorandum shall be deemed a part) for this retiree medical and dental plan is attached. In the event of any conflict or inconsistency between the terms of this memorandum and the attached plan documents, the terms of this memorandum are intended to control.

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